Exhibit 99.1
Bandwidth Welcomes Global Tech Executive Anthony Bartolo
As Chief Operating Officer

Cloud communications leader from Avaya and Tata Communications has 30 years’
experience scaling global revenues and motivating cross-functional teams
RALEIGH, N.C. – Feb. 22, 2022 -- Bandwidth Inc. (NASDAQ: BAND), a leading global enterprise cloud communications company, today announced that Anthony Bartolo will be joining the company in the newly created position of Chief Operating Officer, effective Feb. 28. A proven leader in cloud communications and software-as-a-service at relevant large tech companies including Avaya, Tata Communications and Nortel, Bartolo has 30 years of experience scaling global revenues, driving new commercial strategies and motivating cross-functional teams to achieve profitable growth.
“Anthony is a unique combination of disciplined operator and cross-functional team leader who has led billion-dollar P&Ls around the world. He has a strong track record of successfully building new revenue streams, transforming product portfolios and driving global customer acquisition at world-class companies in our space,” said David Morken, Bandwidth’s Chief Executive Officer. “In this new position, Anthony will drive our day-do-day mission to win new enterprise customers and become the best global communications platform-as-a-service for app developers.”
“Bandwidth is exceptionally well-positioned to win as the enterprise platform of choice in the digital communications transformation,” said Bartolo. “The company has a reputation for excellence that I’ve admired for many years. Bandwidth’s solid customer base, strong leadership, dedicated and motivated team, and a mission-first, customer-centric culture are a winning combination that creates tangible value for customers. I’m very excited to join this team and help drive the next stage of global growth.”
Most recently, Bartolo was Executive Vice President and Chief Product Officer at Avaya, where he led the transition to a SaaS-based business model, resulting in significant new customer wins and an 11-fold increase in annual recurring revenue.
Before that, he held several executive roles at Tata Communications, including President of Mobility and Chief Product Officer. His accomplishments included designing and implementing a more competitive product strategy, spearheading the company’s expansion into new market segments, securing new strategic partnerships and expanding the company’s global footprint.
Earlier experience includes President and CEO of Skyrider, a social and peer-to-peer networking start-up, and Vice President and General Manager of the Wireless and RFID Divisions at Symbol Technologies (acquired by Motorola). Bartolo began his career at Nortel Networks with roles including Field Service Engineer and strategic and product marketing.
Bartolo is active in the global tech community and has served on numerous boards in organizations around the world during his career. A native Australian, he has a bachelor’s degree in engineering with honors from RMIT University in Melbourne.
About Bandwidth Inc.
Bandwidth (NASDAQ: BAND) is a global communications software company that helps enterprises connect people around the world with cloud-ready voice, messaging and emergency services. Backed by a network reaching 60+ countries covering 90 percent of global GDP, companies like Cisco, Google, Microsoft, RingCentral, Uber and Zoom use Bandwidth's APIs to easily embed communications into software and applications. Bandwidth has more than 20 years in the technology space and was the first Communications Platform-as-a-Service (CPaaS) provider offering a robust selection of APIs built on our own global network. Our award-winning support teams help businesses around the world solve complex communications challenges every day. More information is available at www.bandwidth.com.

Exhibit 99.1
Investor Contact
Sarah Walas
Bandwidth
ir@bandwidth.com
+1 919-504-6585

Media Contact
David Doolittle
Bandwidth
ddoolittle@bandwidth.com
+1 919-275-5571